Exhibit 99.1

AMERICAN VANGUARD TO LIST ON THE NEW YORK STOCK EXCHANGE

Newport Beach, CA – February 28, 2006 – American Vanguard Corporation (AMEX: AVD) today announced that it will list its common stock on the New York Stock Exchange. Accordingly, the Company has applied to withdraw its securities from listing on the American Stock Exchange. Trading on the NYSE is expected to commence on Wednesday, March 8, 2006, subject to the Company’s selection of a specialist and the completion of the proper securities filings. The Company’s ticker symbol will remain ‘AVD.’ Until the move, American Vanguard’s common stock will continue trading on the American Stock Exchange.

Eric Wintemute, President and CEO of American Vanguard, stated, “Listing on the NYSE is a significant and exciting development for the Company. In considering the move, we were impressed with the new hybrid platform that the NYSE is currently implementing, which will permit both electronic and specialist-assisted trading. We believe the platform will appeal to a broad range of investors and should dampen intraday price volatility. The new listing should also enhance the Company’s exposure and the trading liquidity of our stock. This milestone event is a product of our continued commitment to maximizing shareholder value.”

Mr. Wintemute continued, “We thank the AMEX for their support and service over the past eight years. During that time, American Vanguard has achieved tremendous growth in sales, earnings and market cap, and the AMEX has played an important role. Having now surpassed $500 million in market cap, from about $16 million when we joined the AMEX, we think the time is right for a move. We look forward to establishing a balance between specialist-assisted trading, which served the Company well on the AMEX, and electronic trading, which provides increased flexibility to our shareholders.”

The Company expects the move to the New York Stock Exchange to be seamless for American Vanguard shareholders. Shareholders that hold a stock certificate do not need to replace the certificate. At such time as shareholders might sell the shares represented on the certificate, the transfer agent will automatically recognize the shares as American Vanguard stock on the New York Stock Exchange.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamental management, and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2005, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#72), FORTUNE Small Business’ America’s 100 Fastest Growing Small Companies (#40) and Forbes’ 200 Best Small Companies (#59). 2005 marks the third consecutive year American Vanguard has been included on these three lists – the only company to hold this honor. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

American Vanguard, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by American Vanguard’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in American Vanguard’s SEC reports and filings. All forward-looking statements, if any, in this release represent American Vanguard’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM

American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Lauren Till
LTIll@equityny.com
(212) 836-9610